EX-99.b.2

AMENDMENT NO. 1, DATED MAY 19, 2011 TO THE
BY-LAWS, DATED SEPTEMBER 12, 2008

of

EGA Emerging Global Shares Trust
A Delaware Statutory Trust

The following language replaces Section 1 of Article V of the Trust’s By-Laws:

“Section 1. OFFICERS. The officers of the Trust shall be a president and chief executive officer (the “President”), an executive vice president (the “Executive Vice President”), a secretary, a treasurer, and a chief compliance officer. The Trust may also have, at the discretion of the Board of Trustees, one or more vice presidents, one or more assistant vice presidents, one or more assistant secretaries, one or more assistant treasurers, and such other officers as may be appointed in accordance with the provisions of Section 3 of this Article. Any number of offices may be held by the same person, except the offices of President and vice president.”

The following language replaces Section 7 of Article V of the Trust’s By-Laws:

“Section 7. EXECUTIVE VICE PRESIDENT & VICE PRESIDENTS.

(a). EXECUTIVE VICE PRESIDENT. In the absence or disability of the President, the Executive Vice President shall succeed to all of the duties of the President and when so acting shall have all powers of and be subject to all the restrictions upon the President until the President’s return, or until such disability shall be removed or until a new President shall have been elected. The Executive Vice President shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board of Trustees, the Chairperson, the President or these By-Laws.

(b). VICE PRESIDENTS. In the absence or disability of the President and Executive Vice President, vice presidents, in the order as determined by the Board of Trustees, shall succeed to all of the duties of the President and when so acting shall have all powers of and be subject to all the restrictions upon the President until the President’s return, or until such disability shall be removed or until a new President shall have been elected. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board of Trustees, the Chairperson, the President or these By-Laws.”